Exhibit 12.1
Central Pacific Financial Corp. & Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Ratio 1 - including deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$72,220	$72,956	$60,842	$59,828	$47,421
Fixed charges	9,234	6,533	6,421	7,201	8,802
Total	$81,454	$79,489	$67,263	$67,029	$56,223

Fixed charges:
Interest on deposits	$5,606	$3,627	$3,727	$4,044	$5,033
Interest on other short-term borrowings	578	254	92	6	—
Interest on long-term debt	3,005	2,626	2,572	3,119	3,701
Interest on preferred stock dividends	—	—	—	—	—
Portion of rents representative of the interest factor of rental expense	45	26	30	32	68
Total fixed charges	$9,234	$6,533	$6,421	$7,201	$8,802

Preferred stock dividend requirements	—	—	—	—	—

Fixed charges and preferred stock dividends	$9,234	$6,533	$6,421	$7,201	$8,802

Ratio of earnings to fixed charges	8.8	12.2	10.5	9.3	6.4
Coverage deficiency	$—	$—	$—	$—	$—

Ratio of earnings to fixed charges and preferred stock dividends	8.8	12.2	10.5	9.3	6.4
Coverage deficiency	$—	$—	$—	$—	$—

Ratio 2 - excluding deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$72,220	$72,956	$60,842	$59,828	$47,421
Fixed charges	3,628	2,906	2,694	3,157	3,769
Total	$75,848	$75,862	$63,536	$62,985	$51,190

Fixed charges:
Interest on other short-term borrowings	$578	$254	$92	$6	$—
Interest on long-term debt	3,005	2,626	2,572	3,119	3,701
Interest on preferred stock dividends	—	—	—	—	—
Portion of rents representative of the interest factor of rental expense	45	26	30	32	68
Total fixed charges	$3,628	$2,906	$2,694	$3,157	$3,769

Preferred stock dividend requirements	—	—	—	—	—

Fixed charges and preferred stock dividends	$3,628	$2,906	$2,694	$3,157	$3,769

Ratio of earnings to fixed charges	20.9	26.1	23.6	20.0	13.6
Coverage deficiency	$—	$—	$—	$—	$—

Ratio of earnings to fixed charges and preferred stock dividends	20.9	26.1	23.6	20.0	13.6
Coverage deficiency	$—	$—	$—	$—	$—